                                                                     EXHIBIT 2.5




                             AGREEMENT TO TERMINATE
                                       THE
                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


         This Agreement to Terminate the Amended and Restated Agreement and Plan of Merger (the "Agreement"), dated as of August 9, 1999, is entered into by and among Medical Alliance, Inc. ("MAI"), DHS Acquisition Corp. ("Merger Subsidiary") and Diagnostic Health Services, Inc. ("DHS"). Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in the Agreement (as defined below).


                              W I T N E S S E T H:

         WHEREAS, MAI, Merger Subsidiary and DHS are parties to that certain Amended and Restated Agreement and Plan of Merger, dated as of May 18, 1999 (the "Agreement"); and

         WHEREAS, MAI and DHS mutually desire to terminate the Agreement;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Pursuant to the provisions of Section 9.01(a) of the Agreement, MAI and DHS, as duly authorized by action taken by or on behalf of their respective Boards of Directors, hereby mutually agree to terminate the Agreement. The parties hereto further agree that such termination shall cause the Agreement to be null and void and there will be no liability or obligation on the part of either MAI or DHS (or any of their respective representatives or Affiliates), except that the provisions of Sections 10.05 and 10.08 and the Confidentiality Agreement will continue to apply following such termination.

         2. As a material inducement to enter into this Agreement, each party hereto represents and warrants to the other party that it is not currently negotiating or discussing any transaction which would constitute an Alternative Proposal or would result in the acquisition or transfer of control of such party.

         3. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                            MEDICAL ALLIANCE, INC.



                            By:   /s/ PAUL HERCHMAN
                               ---------------------------------------------
                                  Paul Herchman, Chief Executive Officer


                            DHS ACQUISITION CORP.



                            By:   /s/ PAUL HERCHMAN
                               ---------------------------------------------
                                  Paul Herchman, Chief Executive Officer


                            DIAGNOSTIC HEALTH SERVICES, INC.



                            By:   /s/ BRAD A. HUMMEL
                                ----------------------------------------------
                                  Brad A. Hummel, President




                                      -2-